EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          May 2, 2007

SKYWEST ANNOUNCES FIRST QUARTER 2007 EARNINGS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $789.0 million for the quarter ended March 31, 2007, a 6.2% increase, compared to $742.9 million for the same period last year.  SkyWest also reported net income of $34.8 million for the quarter ended March 31, 2007, an increase of 0.6%, or $0.53 per diluted share compared to $34.6 million of net income or $0.57 per diluted share, for the same period last year.  These results include the effect of SkyWest’s adoption of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123(R)”), effective January 1, 2006.

The significant items affecting SkyWest’s financial performance during the first quarter of 2007 are outlined below:

Total operating revenues for the first quarter of 2007 increased primarily as a result of a 12.6% increase in available seat miles (ASMs) which was offset by a reduction in yield per revenue passenger mile of 3.5% and by a reduction in fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the first quarter of 2007, excluding fuel charges, of $218.1 million or $0.041 per ASM, increased approximately 1.0% to $0.099 from $0.098 for the same quarter of 2006.

Total ASMs for the first quarter of 2007 increased 12.6% from the first quarter of 2006, primarily as a result of SkyWest increasing its fleet size to 425 aircraft as of March 31, 2007, from 395 aircraft as of March 31, 2006.  During the quarter, SkyWest took delivery of 6 new CRJ900 regional jet aircraft and acquired 10 CRJ700 regional jet aircraft from another operator.  At March 31, 2007, SkyWest’s fleet consisted of 352 regional jets (231 Delta, 117 United and 4 Midwest), 61 EMB-120 aircraft (48 United and 13 Delta) and 12 ATR-72 aircraft (all Delta).  During the first quarter of 2007, SkyWest generated 5.29 billion ASMs, compared to 4.70 billion ASMs during the same period of 2006.

During the quarter ended March 31, 2007, the controllable completion rates for SkyWest Airlines and Atlantic Southeast Airlines (“ASA”) were 99.1% and 97.9% respectively.  However, SkyWest Airlines’ operational on-time and baggage delivery performance was lower than expected performance for achieving incentive payments.  As a result, SkyWest was unable to collect approximately $3.9 million (pretax) from its major partners for incentives under its capacity purchase agreements.

During the quarter ended March 31, 2007, SkyWest Airlines incurred about $2.1 million (pretax) in startup costs, consisting primarily of pilot and flight attendant training costs, related to aircraft acquisitions.  Certain of these costs were reimbursed by SkyWest’s major partners; however, the remainder of the startup costs are scheduled to be reimbursed as the additional aircraft are put into scheduled service.

During the quarter ended March 31, 2007, SkyWest recorded approximately $3.6 million pretax ($2.2 million after-tax) of SFAS 123(R) expense in the consolidated financial statements as of March 31, 2007 relating to stock option grants made in previous periods.  Future amounts of expense related to SFAS 123(R) recorded in each of the quarters will be contingent upon the amount of future option or stock grants that are made by the company’s board of directors.

At March 31, 2007, SkyWest had approximately $683.3 million in cash and marketable securities, compared to approximately $651.9 million as of December 31, 2006.  During the quarter, SkyWest took delivery of 6 new CRJ900 regional jet aircraft from Bombardier.  SkyWest financed five of the new aircraft acquisitions under long-term debt arrangements and one under an interim lease arrangement.  The 10 CRJ700 regional jet aircraft, previously discussed, were acquired under sublease arrangements with a major partner at nominal monthly amounts.

SkyWest’s long-term debt was $1.78 billion as of March 31, 2007, compared to $1.68 billion at December 31, 2006.  SkyWest’s long-term debt as of March 31, 2007, reflects financing of 5 CRJ900 aircraft under long-term debt financing, a refinancing of a previously delivered aircraft originally acquired under an interim lease arrangement, as well as the normal recurring payments on its existing long-term debt.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $2.1 billion as of March 31, 2007.

Under SkyWest Airlines’ United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2006, SkyWest records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the first quarter of 2007, SkyWest collected and recorded as revenue approximately $7.3 million (pretax) under the United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 241 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,549 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; the failure to successfully operate as anticipated under the terms of the Midwest Airlines agreement; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability, including the continued impact of the United States military presence in foreign countries, the September 11, 2001 terrorist attacks and the potential impact of future hostilities, terrorist attacks or other global events; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating revenues:
Passenger	$780,567	$734,426
Ground handling and other	8,401	8,429
	788,968	742,855
Operating expenses:
Flying operations	410,061	398,466
Customer service	117,453	99,676
Maintenance	94,489	78,311
Depreciation and amortization	50,278	45,489
General and administrative	37,112	38,050
	709,393	659,992
Operating income	79,575	82,863
Other income (expense):
Interest income	7,110	2,907
Interest expense	(30,571)	(28,543)
Gain (loss) on sale of property and equipment	189	(1,097)
Total other (expense), net	(23,272)	(26,733)
Income before income taxes	56,303	56,130
Provision for income taxes	21,515	21,542
Net income	$34,788	$34,588

Basic earnings per share	$0.54	$0.59
Diluted earnings per share	$0.53	$0.57
Weighted average common shares:
Basic	64,279	59,118
Diluted	65,837	60,417

Unaudited Operating Highlights

Operating Highlights	Three Months Ended March 31,
	2007	2006	% Change

Passengers carried	7,823,106	7,408,714	5.6
Revenue passenger miles (000)	4,024,557	3,646,400	10.4
Available seat miles (000)	5,293,902	4,701,978	12.6
Passenger load factor	76.0%	77.6%	(1.6	)pts
Passenger breakeven load factor	71.3%	71.9%	(0.6	)pts
Yield per revenue passenger mile	$0.194	$0.201	(3.5)
Revenue per available seat mile	$0.149	$0.158	(5.7)
Cost per available seat mile	$0.140	$0.146	(4.1)
Fuel cost per available seat mile	$0.041	$0.048	(14.6)
Average passenger trip length	514	492	4.5
Block Hours	338,992	305,636	10.9
Departures	214,286	203,069	5.5